Exhibit 99.3

DTS, INC.

NOTICE OF GRANT OF RESTRICTED SHARE UNITS

UNDER THE

SRS LABS, INC. STOCK INCENTIVE PLAN

The Participant has been granted an award of Restricted Share Units (the “Award”) pursuant to the SRS Labs, Inc. 2006 Stock Incentive Plan (the “Plan”), each of which represents the right to receive on the applicable Settlement Date one (1) share of the common stock of DTS, Inc. (the “Company”) for each Vested Unit, as follows:

Participant:	Grant Number

Date of Grant:

Total Number of Restricted Share Units:	, subject to adjustment as provided by the Restricted Share Units Agreement.

Settlement Date:	For each Restricted Share Unit, the date on which such unit becomes a Vested Unit in accordance with the vesting schedule set forth below.

Vested Units:	[Insert Vesting Schedule]

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Notice and by the provisions of the Plan and the Restricted Share Units Agreement, both of which are made a part of this document.  The Participant acknowledges that copies of the Plan, Restricted Share Units Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice.  The Participant represents that the Participant has read and is familiar with the provisions of the Plan and Restricted Share Units Agreement, and hereby accepts the Award subject to all of their terms and conditions.

DTS, INC.	PARTICIPANT

By:
Signature

Date
Address:
Address